Exhibit 99.1

Lincoln Educational Services Reports Strong Second Quarter Results with Student Starts Increasing 17.9% and 9.8% Revenue Growth
Conference Call Today at 10 a.m. ET

PARSIPPANY, N.J., August 7, 2023 – Lincoln Educational Services Corporation (Nasdaq: LINC) today announced financial and operating results for the second quarter as well as recent business developments.

Second Quarter 2023 Financial Highlights and Recent Operating Developments*
•	Revenue grew 9.8% to $88.2 million
•	New student starts increased 17.9%
•	Adjusted EBITDA of $2.4 million
•	Total liquidity of $95 million; No debt outstanding
•	Raising outlook for revenues and earnings for the full year and refining outlook for start growth to the upper end of previous range

*Note: The highlighted financial results exclude the Transitional segment.  A reconciliation of GAAP / non-GAAP measures is included in this release.

“Our strong second quarter results reflect significant progress in Lincoln’s transformative strategy,” said Scott Shaw, President & CEO. “We believe our new hybrid instructional platform provides a superior model for our students and more efficient operations at our campuses. The roll out has contributed to growing student leads, improved student outcomes, and more efficient program delivery, aiding the quarter’s 8.6% increase in revenue per student. Once the transition to the hybrid model has been finalized, which is currently on track to be completed by the end of 2025, we will have a highly scalable platform providing additional capacity at our campuses and instructional expense efficiencies going forward.  Additionally, along with other initiatives geared towards population growth, we believe the centralization of our financial aid process helped contribute to the second quarter’s robust 17.9% increase in student starts by improving our conversion rate of enrollments to starts.

During the second quarter we completed the previously announced sale of our Nashville, Tennessee property. The net proceeds from this transaction combined with cash flow from operations enabled Lincoln to finish the quarter with $95 million in cash and short-term investments, while we remained debt-free. Our strong balance sheet and financial performance provides significant resources for Lincoln to expand our campus footprint and educational offerings, supporting sustained growth for many years to come.

Our first half performance and the successful execution of our initiatives has increased our level of confidence and prompts us to raise our outlook for the full year. Furthermore, we continue to make progress on the opening of our new Atlanta, Georgia campus and the relocation of our Nashville, Tennessee campus, which combined with other growth initiatives currently underway has raised our long-term optimism.  These along with our efforts to build a more efficient and scalable platform are delivering results, allowing us to prepare increasing numbers of students for productive, good-paying, rewarding and essential careers while helping American corporations close their skills gap.”

2023 SECOND QUARTER FINANCIAL RESULTS

(Quarter ended June 30, 2023 compared to June 30, 2022)

•
Revenue increased $7.9 million, or 9.8% to $88.2 million from $80.3 million in the prior year comparable period excluding the Transitional segment.  Average revenue per student was 8.6% higher with the continuing roll-out of Lincoln’s hybrid teaching model along with tuition increases.  Lincoln’s hybrid model increases program efficiency and delivers accelerated revenue recognition in certain evening programs.  Revenue also benefitted from student population increasing as a result of 17.9% growth in student starts, resulting from increased investments in marketing, additional admissions initiatives, and improved enrollment to start rates.

•
Educational services and facilities expense increased $3.9 million, or 10.9% to $40.0 million from $36.1 million in the prior year.  Instructional expense, facilities expense and books and tools expense were all higher.  Instructional expense rose with higher staffing levels and salary increases, as well as additional costs as the Company transitions to its hybrid teaching model.  Facilities expenses included higher utility expense from higher usage and inflation in addition to an increase in real estate taxes.  Books and tools expense were driven by the 17.9% increase in student starts. Partially offsetting the additional costs was a decrease in expenses within the Transitional segment.

•
Selling, general and administrative expense increased $6.0 million, or 13.0% to $51.8 million from $45.8 million in the prior year.  Compensation costs including salaries, stock-based compensation, and performance-based incentives resulting from improved financial performance, were higher.  There were also costs associated with our growth in student starts.  Partially offsetting the additional costs was a decrease in expenses within the Transitional segment.

•	Gain on sale of assets was $30.9 million, resulting from the sale of the Company’s Nashville, Tennessee property. Net proceeds from the sale were approximately $33.3 million.
•	Impairment of goodwill and long-lived assets was a $4.2 million non-cash charge relating to our Nashville, Tennessee property.
•	Net interest income was $0.5 million compared to minimal interest expense in the prior year as a result of our treasury management and higher interest rates.
•
Provision for income taxes increased to $6.8 million from $0.1 million in the prior year.  The gain on the sale of the Nashville, Tennessee property drove an increase in the Company’s pre-tax income.  The effective tax rate for both periods remained essentially flat at 28.2%.

RECENT BUSINESS DEVELOPMENTS

Sale of the Nashville, Tennessee property.  On June 8, 2023, the Company closed the sale of its Nashville, Tennessee property to East Nashville Owner, LLC, an affiliate of SLC Development, LLC, a subsidiary of Southern Land Company, for $33.8 million.  In connection with the sale, the parties entered into a lease agreement allowing Lincoln to continue to occupy the campus on a rent-free basis for a period of 15 months while the Company seeks to relocate to a more efficient facility within the Nashville, Tennessee market.  In addition to the initial 15-month rent-free period, Lincoln has options to extend the lease for up to three consecutive 30-day terms at $150,000 per extension term.  While the new campus location has not yet been finalized, the Company intends to invest between $15 million to $20 million for the buildout of the new campus with the addition of HVAC and Electrical, two new programs not currently offered at the Nashville, Tennessee campus.  The proceeds from the sale of the Nashville, Tennessee property are approximately $33.3 million, net of closing costs.

Share Repurchase Program. During the second quarter, the Company repurchased approximately 61,000 shares of its Common Stock for approximately $0.3 million.  Since the adoption of the share repurchase program in May 2022, the Company has repurchased a total of 1.7 million shares of its Common Stock for a total investment of $10.3 million.

SECOND QUARTER SEGMENT RESULTS

Campus Operations Segment
As detailed above, revenue increased $7.9 million, or 9.8% to $88.2 million.  Adjusted EBITDA was $10.3 million compared to $10.2 million in the prior year.  The current quarter includes approximately $0.4 million in start-up costs relating to the Atlanta, Georgia campus and costs associated with the relocation of the Nashville, Tennessee property.

Transitional Segment
Revenue decreased $1.4 million, or 75.9% to $0.4 million compared to $1.8 million in the prior year.  Total operating expenses decreased $1.0 million, or 51.4% to $0.9 million from $1.9 million in the prior year.  The Somerville, Massachusetts campus is no longer enrolling new students, had 45 remaining students at the end of the second quarter and will be fully taught-out and closed by the end of the year.

Corporate and Other
Corporate and other expenses increased $2.6 million to $11.1 million from $8.5 million in the prior year after excluding extraordinary gains in both the current and prior year.

SIX MONTHS FINANCIAL RESULTS
(Period ended June 30, 2023 compared to June 30, 2022)

•	Total revenue increased $11.2 million, or 6.8% to $175.9 million, compared to $164.7 million.
•	Campus Operations segment revenue increased $13.4 million, or 8.3% to $174.5 million, compared to $161.1 million.
•	Transitional segment revenue decreased $2.2 million, or 61.7% to $1.4 million, compared to $3.6 million.

FULL YEAR 2023 OUTLOOK
Based on the financial results achieved in the first half and the current outlook for the remainder of the year, the Company is increasing its financial guidance for Revenue, Adjusted EBITDA and Adjusted Net Income.  In addition, we have refined our expectation on Student Start growth to the higher end of the previous range, despite the shift of approximately 150 second-half student starts into 2024 as a result of delays in certain new program roll-outs.  The revised guidance is as follows:

•	Revenue in the range of $360 million to $370 million
•	Adjusted EBITDA* in the range of $22 million to $26 million
•	Adjusted Net income* in the range of $10 million to $13 million
•	Student start growth in the range of 6% to 10%

The outlook for capital expenditures in the range of $35 million to $40 million remains unchanged.

*The guidance in this release includes references to non-GAAP operating measures. A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

The 2023 guidance excludes the impact of the new Atlanta, Georgia campus, apart from capital expenditures.  In addition, guidance further excludes costs associated with the Company’s Transitional segment, one-time expenses not considered part of the Company’s normal business operations, and the gain realized from the sale of the Nashville, Tennessee property.  This guidance may be revised as the year progresses due to changes in student demand and other factors.

CONFERENCE CALL INFO
Lincoln will host a conference call today at 10:00 a.m. Eastern Time to discuss results.  To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolntech.edu. Participants may also register via teleconference at: Q2 2023 Lincoln Educational Services Earnings Conference Call.  Once registration is completed, participants will be provided with a dial-in number containing a personalized PIN to access the call. Participants are requested to register at a minimum 15 minutes before the start of the call.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adult’s career-oriented programs in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946 and currently operates 22 campuses in 14 states under 4 brands: Lincoln College of Technology, Lincoln Technical Institute, Lincoln Culinary Institute and Euphoria Institute of Beauty Arts and Sciences. For more information, please go to www.lincolntech.edu.

FORWARD-LOOKING STATEMENTS
Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts, including those made in a conference call, may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies and projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. Such forward-looking statements include the Company’s current belief that it is taking appropriate steps regarding the pandemic and that student growth will continue. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based including, without limitation, impacts related to the COVID-19 pandemic or other epidemics or pandemics, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

 (Tables to Follow)
(In Thousands)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)

	2023	2022	2023	2022

REVENUE	$88,646	$82,142	$175,929	$164,697
COSTS AND EXPENSES:
Educational services and facilities	40,030	36,106	78,123	72,302
Selling, general and administrative	51,814	45,835	102,119	92,520
Gain on sale of assets	(30,933)	(195)	(30,933)	(195)
Impairment of goodwill and long-lived assets	4,220	-	4,220	-
Total costs & expenses	65,131	81,746	153,529	164,627
OPERATING INCOME	23,515	396	22,400	70
OTHER:
Interest income	547	-	1,013	-
Interest expense	(28)	(35)	(53)	(77)
INCOME (LOSS) BEFORE INCOME TAXES	24,034	361	23,360	(7)
PROVISION (BENEFIT) FOR INCOME TAXES	6,784	102	6,219	(539)
NET INCOME	$17,250	$259	$17,141	$532
PREFERRED STOCK DIVIDENDS	-	304	-	608
INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$17,250	$(45)	$17,141	$(76)
Basic
Net income (loss) per share	$0.57	$(0.00)	$0.57	$(0.00)
Diluted
Net income (loss) per share	$0.57	$(0.00)	$0.57	$(0.00)
Weighted average number of common shares outstanding:
Basic	30,140	25,963	30,090	25,842
Diluted	30,397	25,963	30,333	25,842

Other data:

Adjusted EBITDA (1)	$2,444	$2,302	$4,641	$5,061
Depreciation and amortization	$1,679	$1,529	$2,933	$3,057
Number of campuses	22	22	22	22
Average enrollment	12,453	12,637	12,420	12,761
Stock-based compensation	$2,576	$491	$3,388	$1,730
Net cash provided by (used in) operating activities	$10,617	$4,375	$10,403	$(9,992)
Net cash provided by (used in) investing activities	$16,072	$(147)	$12,823	$(1,192)
Net cash used in financing activities	$(610)	$(2,842)	$(2,945)	$(5,138)

Selected Consolidated Balance Sheet Data:
June 30, 2023 (Unaudited)

Cash and cash equivalents	$66,356
Rrestricted cash	4,212
Short-term investments	24,344
Current assets	137,490
Working capital	68,828
Total assets	311,418
Current liabilities	68,662
Total stockholders' equity	154,465

LIQUIDITY
The Company ended the quarter with approximately $95 million in cash and cash equivalents, restricted cash and short-term investments.  The increase in liquidity was primarily driven by the sale of the Company’s Nashville, Tennessee property for $33.8 million, yielding $33.3 million in net proceeds after closing costs and generating a gain of approximately $30.9 million.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA, Adjusted EBITDA, Adjusted net income and total liquidity are measures not recognized in financial statements presented in accordance with GAAP.

•	We define EBITDA as income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization.
•	We define Adjusted EBITDA as EBITDA plus stock compensation expense and adjustments for items not considered part of the Company’s normal recurring operations.
•	We define Adjusted net income as net income plus adjustments for items not considered part of the Company’s normal recurring operations.
•	We define Total liquidity as the Company’s cash and cash equivalents, short-term investments and restricted cash.

EBITDA, Adjusted EBITDA, Adjusted net income and total liquidity are presented because we believe they are useful indicators of the Company’s performance and ability to make strategic investments and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA, Adjusted EBITDA, Adjusted net income and total liquidity are not necessarily comparable to similarly titled measures used by other companies.

The following is a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA, Adjusted net income and total liquidity:

	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
	Consolidated Operations		Consolidated Operations
	2023	2022	2023	2022

Net income	$17,250	$259	$17,141	$532
Interest (income) expense, net	(519)	35	(960)	77
Provision (benefit) for income taxes	6,784	102	6,219	(539)
Depreciation and amortization	1,679	1,529	2,933	3,057
EBITDA	25,194	1,925	25,333	3,127
Stock compensation expense	2,576	491	3,388	1,730
Gain on sale of assets	(30,933)	(195)	(30,933)	(195)
Impairment of goodwill and long-lived assets	4,220	-	4,220	-
Severance and other one-time costs	505	-	1,299	260
Transitional segment	478	81	670	139
New campus start-up costs	289	-	549	-
FMV of Nashville, Tennessee rent[1]	115	-	115	-
Adjusted EBITDA	$2,444	$2,302	$4,641	$5,061

[1]
The fair market value ("FMV") of Nashville, Tennessee rent relates to non-cash rent expense recognized resulting from the sale of the     Nashville,Tennessee property.  A prepaid asset was recognized upon the sale of approximately $2.3 million representing the FMV of rent expense that would have been paid during the 15-month "free-rent" period where the Company will occupy this property.

	Three Months Ended June 30, (Unaudited)

	Campus Operations		Transitional		Corporate
	2023	2022	2023	2022	2023	2022

Net income (loss)	$4,169	$8,792	$(482)	$(88)	$13,563	$(8,445)
Interest (income) expense, net	-	-	-	-	(519)	35
Provision for income taxes	-	-	-	-	6,784	102
Depreciation and amortization	1,514	1,380	4	7	161	142
EBITDA	5,683	10,172	(478)	(81)	19,989	(8,166)
Stock compensation expense	-	-	-	-	2,576	491
Impairment of goodwill and long-lived assets	4,220	-	-	-	-	-
New campus start-up costs	289	-	-	-	-	-
FMV of Nashville, Tennessee rent[1]	115	-	-	-	-	-
Loss (gain) on sale of assets	6	4	-	-	(30,939)	(199)
Transitional segment	-	-	478	81	-	-
Severance and other one-time costs	-	-	-	-	505	-
Adjusted EBITDA	$10,313	$10,176	$-	$-	$(7,869)	$(7,874)

	Six Months Ended June 30, (Unaudited)

	Campus Operations		Transitional		Corporate
	2023	2022	2023	2022	2023	2022

Net income (loss)	$14,278	$17,406	$(678)	$(151)	$3,541	$(16,723)
Interest (income) expense, net	-	-	-	-	(960)	77
Provision (benefit) for income taxes	-	-	-	-	6,219	(539)
Depreciation and amortization	2,612	2,772	8	12	313	273
EBITDA	16,890	20,178	(670)	(139)	9,113	(16,912)
Stock compensation expense	-	-	-	-	3,388	1,730
Impairment of goodwill and long-lived assets	4,220	-	-	-	-	-
New campus start-up costs	549	-	-	-	-	-
FMV of Nashville, Tennessee rent[1]	115	-	-	-	-	-
Loss (gain) on sale of assets	6	13	-	-	(30,939)	(208)
Transitional segment	-	-	670	139	-	-
Severance and other one-time costs	-	-	-	-	1,299	260
Adjusted EBITDA	$21,780	$20,191	$-	$-	$(17,139)	$(15,130)

	Three Months Ended June 30, 2023		Six Months Ended June 30, 2023

	(Unaudited)		(Unaudited)
	2023	2022	2023	2022
Net income	$17,250	$259	$17,141	$532

Non-recurring adjustments:
Gain on sale of assets	(30,933)	(195)	(30,933)	(195)
Impairment of long-lived assets	4,220	-	4,220	-
Performance based catch-up stock compensation	1,400	-	1,400	-
Severance and other one time costs	1,098	-	2,071	260
Transitional segment	478	81	670	139
New campus start-up costs	289	-	549	-
FMV of Nashville Rent[1]	115	-	115	-
Total non-recurring adjustments	(23,333)	(114)	(21,908)	204
Income tax effect	6,533	32	6,134	(58)
Adjusted net income, non-GAAP	$450	$177	$1,367	$678

As of June 30, 2023

Cash and cash equivalents	$66,356
Restricted cash	4,212
Short-term investments	24,344
Total Liquidity	$94,912

	Three Months Ended June 30,
	2023	2022	% Change
Revenue:
Campus Operations	$88,213	$80,349	9.8%
Transitional	433	1,793	-75.9%
Total	$88,646	$82,142	7.9%

Operating Income (loss):
Campus Operations	$4,169	$8,791	-52.6%
Transitional	(482)	(88)	-447.7%
Corporate	19,828	(8,307)	338.7%
Total	$23,515	$396	5838.1%

Starts:
Campus Operations	4,411	3,742	17.9%
Transitional	-	110	-100.0%
Total	4,411	3,852	14.5%

Average Population:
Campus Operations	12,369	12,326	0.3%
Transitional	84	311	-73.0%
Total	12,453	12,637	-1.5%

End of Period Population:
Campus Operations	12,959	12,704	2.0%
Transitional	45	298	-84.9%
Total	13,004	13,002	0.0%

	Six Months Ended June 30,
	2023	2022	% Change
Revenue:
Campus Operations	$174,565	$161,130	8.3%
Transitional	1,364	3,567	-61.8%
Total	$175,929	$164,697	6.8%

Operating Income (loss):
Campus Operations	$14,278	$17,406	-18.0%
Transitional	(679)	(150)	-352.7%
Corporate	8,801	(17,186)	151.2%
Total	$22,400	$70	31900.0%

Starts:
Campus Operations	7,851	6,976	12.5%
Transitional	-	229	-100.0%
Total	7,851	7,205	9.0%

Average Population:
Campus Operations	12,297	12,444	-1.2%
Transitional	123	317	-61.2%
Total	12,420	12,761	-2.7%

End of Period Population:
Campus Operations	12,959	12,704	2.0%
Transitional	45	298	-84.9%
Total	13,004	13,002	0.0%

Information included in the table below provides student starts and population under the Campus Operations segment with a breakdown by Transportation and Skilled Trade programs and Healthcare and Other Professions programs.  This information is not comparable to the Company’s prior period segment reporting, which was performed on a campus basis rather than a program basis.

Population by Program (Campus Operations Segment):

	Three Months Ended June 30,
	2023	2022	% Change
Starts:
Transportation and Skilled Trades	3,017	2,543	18.6%
Healthcare and Other Professions	1,394	1,309	6.5%
Total	4,411	3,852	14.5%

Average Population:
Transportation and Skilled Trades	8,434	8,346	1.1%
Healthcare and Other Professions	4,019	4,291	-6.3%
Total	12,453	12,637	-1.5%

End of Period Population:
Transportation and Skilled Trades	9,024	8,798	2.6%
Healthcare and Other Professions	3,980	4,204	-5.3%
Total	13,004	13,002	0.0%

Population by Program (Campus Operations Segment):

	Six Months Ended June 30,
	2023	2022	% Change
Starts:
Transportation and Skilled Trades	5,280	4,674	13.0%
Healthcare and Other Professions	2,571	2,531	1.6%
Total	7,851	7,205	9.0%

Average Population:
Transportation and Skilled Trades	8,357	8,467	-1.3%
Healthcare and Other Professions	4,063	4,294	-5.4%
Total	12,420	12,761	-2.7%

End of Period Population:
Transportation and Skilled Trades	9,024	8,798	2.6%
Healthcare and Other Professions	3,980	4,204	-5.3%
Total	13,004	13,002	0.0%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Michael Polyviou, mpolyviou@evcgroup.com, 732-933-2755
Media Relations: Tom Gibson, 201-476-0322